Exhibit 99.1

Issuer Direct Reports 56% Revenue Growth and 914% Increase in Net Income for Q2 2013

Gross Margins Reach 70% and Non-GAAP EPS Increases 93%, as ISDR Leverages its Cloud-Based, SaaS, Recurring Revenue Model

MORRISVILLE, NC -- (Marketwire - August 6, 2013) - Issuer Direct Corporation (OTCBB: ISDR), a market leader and innovator of disclosure management solutions and cloud-based compliance technologies, today reported its operating results for the second quarter ended June 30, 2013. The Company will host an investor conference call at 4:30 p.m. EST today, to discuss operating results and relevant topics of interest.

Second Quarter 2013 Financial Highlights

●	Revenue increased 56% to $1.7 million as compared to $1.1 million in the second quarter of 2012

●	Gross profit increased 73% to $1.2 million as compared to $699,000 in the second quarter of 2012

●	Gross margins increased to 70%, compared to 63% in the second quarter of 2012

●	Operating profit increased 931% to $613,136, compared to the second quarter of 2012

●	Non-GAAP net income increased 93% to 478,838, or $0.23 per share, as compared to the second quarter of 2012

●	The Company's cash balance increased 20% to $1.5 million at June 30, 2013 as compared to December 31, 2012

Brian R. Balbirnie, Chief Executive Officer of Issuer Direct Corporation, commented, “Our Second Quarter performance once again surpassed expectations in almost every category.  The margins and revenue contributions of the stock transfer and disclosure reporting business segments led the way in our continuation to out preform estimates. Mr. Balbirnie continued, “There are strong indications that the growth and initial successes of our market stream and core technology licensing business will continue to increase.  As we further commercialize our intellectual property we should continue to see exponential growth.”

Wes Pollard, Chief Financial Officer, stated, "The overall 56% increase in revenue is primarily due to growth in compliance and reporting revenue, which generated 77% gross margins in the second quarter of 2013, and an improvement in transfer agent revenues, which generated 80% gross margins during that same period. Our software licensing increased 81% to $96,000, offering a 98% gross margin. As customers continue to adopt our market streams at an accelerated rate, we expect our shareholder communication segment to have increasing importance in the future.”

Business Outlook

Mr. Balbirnie further stated, “During the quarter we leveraged our critical mass, generating increased revenue, bigger profits, and larger overall margins, illustrating again the earnings power of this highly efficient, recurring revenue, cloud-based model. We took advantage of this model by delivering incremental top line revenue, augmenting our profitability by upholding high margins. We are at point, where we are really showing the scalability of our infrastructure, where additional gross margin goes almost entirely to the bottom line. We are dedicated to launching new, innovative solutions to increase average revenue per customer and ensure sustained growth. Our industry best 24-hour turnaround times for XBRL and sales infrastructure have been key differentiators that help us continue to gain market share.  As the only single-source provider of cloud based disclosure management solutions, we are focused not only on growing organically, but also continuing to evaluate potential acquisitions of complementary businesses that fit our long term business strategy."

Financial Results

For the quarter ended June 30, 2013, Issuer Direct reported revenue of $1.7 million, compared with $1.1 million in the quarter ended June 30, 2012, an increase of 56%. Gross profit for the quarter ended June 30, 2013 increased to $1.2 million, compared to $698,998 in the quarter ended June 30, 2012. Overall gross profit margins increased to 70% of revenue during the second quarter of 2013, compared with 63% in the year-earlier quarter.

For the quarter ended June 30, 2013, the Company reported net income of $364,681 or $0.18 per diluted share, compared to net income of $35,949 or $0.02 per diluted share, in the quarter ended June 30, 2012.

Non-GAAP results

The Company generated non-GAAP net income for the second quarter ended June 30, 2013 of $478,838, or $0.23 per share, compared with non-GAAP net income of $248,796, or $0.12 per share, in the second quarter ended June 30, 2012.

Adjustments from GAAP to non-GAAP primarily involved the the amortization of intangible assets related to acquired companies and stock-based compensation expense recognized related to awards of stock options or common stock in exchange for services. (see detail in table at end of this release).

Non-GAAP Information

Certain non-GAAP financial measures are included in this press release. In the calculation of these measures, the Company generally excludes certain items such as amortization and impairment of acquired intangibles, non-cash stock-based compensation charges, and unusual, non-recurring gains and charges. The Company believes that excluding such items provides investors and management with a representation of the Company's core operating performance and with information useful in assessing its prospects for the future and underlying trends in the Company's operating expenditures and continuing operations. Management uses such non-GAAP measures to evaluate financial results and manage operations. The release and the attachments to this release provide a reconciliation of each of the non-GAAP measures referred to in this release to the most directly comparable GAAP measure. The non-GAAP financial measures are not meant to be considered a substitute for the corresponding

ISSUER DIRECT CORPORATION

RECONCILATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES

	Three Months ended June 30,
	2013		2012
	Amount	Per diluted share	Amount	Per diluted share
Net income:	$364,681	$0.18	$35,949	$0.02
Adjustments:
Amortization of intangible assets (1)	24,333	0.01	28,250	0.01
Stock based compensation (2)	89,824	0.04	184,597	0.09
Non-GAAP net income:	$478,838	$0.23	$248,796	$0.12

	Six Months ended June 30,
	2013		2012
	Amount	Per diluted share	Amount	Per diluted share
Net income (loss):	$580,219	$0.28	$(20,987)	$(0.01)
Adjustments:
Amortization of intangible assets (1)	51,167	0.03	56,333	0.03
Stock based compensation (2)	156,093	0.08	266,693	0.14
Non-GAAP net income:	$787,479	$0.39	$302,039	$0.16

(1)	The adjustments represent the amortization of intangible assets related to acquired companies.

(2)	The adjustments represent stock-based compensation expense recognized related to awards of stock options or common stock in exchange for services.

GAAP financial measures.

Conference Call Information

To participate in the conference call, please dial 1-877-317-6789 (international callers dial 1-412-317-6789) approximately five minutes prior to 4:30 p.m. Eastern Time (EDT). A replay of the conference call will be available one hour after completion of the call until, Monday, August 19, 2013, at 9:00 a.m. EDT. To access the replay, dial 1-877-344-7529 (international callers dial 1-412-317-0088) and enter the conference I.D. # 10032139.

About Issuer Direct Corporation: Issuer Direct Corporation ("IDC") is a market leader and innovator of disclosure management solutions and cloud-based compliance technologies. With a focus on corporate issuers, the Company alleviates the complexity of maintaining compliance with its integrated portfolio of products and services that enhance companies' ability to efficiently produce and distribute their financial and business communications both online and in print. The Issuer Direct logo is available here.

Learn more about Issuer Direct today: http://ir.issuerdirect.com/tearsheet/html/isdr

Forward-Looking Statements. This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "prospects," "outlook," and similar words or expressions, or future or conditional verbs such as "will," "should," "would," "may," and "could" are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company's forward-looking statements, please see the Company's Annual Report on Form 10-Q for the quarter ended June 30, 2013, including but not limited to the discussion under "Risk Factors" therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

Contact:

For Further Information
Issuer Direct Corporation
Brian R. Balbirnie
919-481-4000
brian.balbirnie@issuerdirect.com

Brett Maas
Hayden IR
(646) 536-7330
brett@haydenir.com

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com

ISSUER DIRECT CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,500,155	$1,250,643
Accounts receivable, (net of allowance for doubtful accounts of $159,096 and $117,030, respectively)	833,735	544,684
Deferred income tax asset – current	49,000	49,000
Other current assets	63,304	38,710
Total current assets	2,446,194	1,883,037
Furniture, equipment and improvements, net	69,183	55,611
Deferred income tax – noncurrent	159,000	159,000
Intangible assets (net of accumulated amortization of $238,833 and $187,666, respectively)	380,362	431,529
Other noncurrent assets	12,069	12,069
Total assets	$3,066,808	$2,541,246

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$95,974	$62,886
Accrued expenses	40,591	37,347
Income taxes payable	247,092	226,406
Deferred revenue	64,400	112,906
Line of credit	-	150,000
Total current liabilities	448,057	589,545
Other long term liabilities	94,646	105,554
Total liabilities	542,703	695,099

Stockholders' equity:
Preferred stock, $0.001 par value, 30,000,000 shares authorized, no shares issued and outstanding as of June 30, 2013 and December 31, 2012.	-	-
Common stock $.001 par value, 100,000,000 shares authorized, 1,952,259 and 1,937,329 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively.
Additional paid-in capital	2,226,511	2,070,369
Retained earnings (accumulated deficit)	295,642	(226,159)
Total stockholders' equity	2,524,105	1,846,147
Total liabilities and stockholders’ equity	$3,066,808	$2,541,246

ISSUER DIRECT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
Revenues	$1,723,785	$1,108,439	$3,135,013	$1,905,034
Cost of services	512,822	409,441	911,712	766,135
Gross profit	1,210,963	698,998	2,223,301	1,138,899
Operating costs and expenses:
General and administrative	386,666	378,732	795,268	668,005
Sales and marketing	178,573	225,378	379,590	437,911
Depreciation and amortization	32,588	35,429	67,523	71,497
Total operating costs and expenses	597,827	639,539	1,242,381	1,177,413
Net operating income (loss)	613,136	59,459	980,920	(38,514)
Other income (expense):
Interest income (expense), net	2,545	490	2,299	4,027
Total other income (expense)	2,545	490	2,299	4,027
Net income (loss) before taxes	615,681	59,949	983,219	(34,487)
Income tax (expense) benefit	(251,000)	(24,000)	(403,000)	13,500
Net income (loss)	$364,681	$35,949	$580,219	$(20,987)
Income (loss) per share - basic	$0.19	$0.02	$0.30	$(0.01)
Income (loss) per share - fully diluted	$0.18	$0.02	$0.28	$(0.01)
Weighted average number of common shares outstanding - basic	1,950,092	1,925,618	1,946,367	1,872,358
Weighted average number of common shares outstanding - fully diluted	2,061,718	2,073,868	2,043,926	1,872,358

ISSUER DIRECT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six months ended June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$580,219	$(20,987)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	67,523	71,497
Bad debt expense	81,755	45,150
Deferred income taxes	-	(36,094)
Stock-based expense	156,093	266,603
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(370,806)	(126,347)
Decrease (increase) in deposits and prepaids	(24,594)	60,772
Increase (decrease) in accounts payable	33,088	(20,261)
Increase (decrease) in accrued expenses	13,022	(112,175)
Increase (decrease) in deferred revenue	(48,506)	(126,637)
Net cash provided by used in operating activities	487,794	1,521

Cash flows from investing activities:
Purchase of property and equipment	(29,928)	(4,138)
Acquisition of intangible assets	-	(280,000)
Net cash used in investing activities	(29,928)	(284,138)

Cash flows from financing activities:
Proceeds from exercise of stock options	64	26,375
Payment of dividend	(58,418)	(57,853)
Advance on line of credit	-	275,000
Repayment of line of credit	(150,000)	(10,000)
Net cash provided by (used in) financing activities	(208,354)	233,522

Net change in cash	249,512	(49,095)
Cash – beginning	1,250,643	862,386
Cash – ending	$1,500,155	$813,291

Supplemental disclosure for non-cash investing and financing activities:
Cash paid for interest	$2,364	$5,923
Cash paid for income taxes	$382,314	$22,594
Non-cash activities:
Common stock issued for acquisition of customer list	$-	$140,000
Common stock issued for services	$31,150	$-